Exhibit 16.1

U.S Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have read the statements included under Item 4.01 in the Form 8‐K dated effective October 21, 2010 of Best Energy Services, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

/s/Malone‐Bailey, PC

Malone‐Bailey, PC
Houston, Texas
November 5, 2009